Exhibit 35.1        Servicing Compliance Statement on GE Capital Global Holdings, LLC

GE EQUIPMENT MIDTICKET LLC, SERIES 2012-1	February 22, 2016
201 Merritt 7
Norwalk, CT 06851

Attention:            Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of September 26, 2012 (the “Servicing Agreement”), between GE EQUIPMENT MIDTICKET LLC, SERIES 2012-1 and GE CAPITAL GLOBAL HOLDINGS, LLC, as successor to General Electric Capital Corporation, as Servicer, the undersigned hereby certify that:

(i)	a review of the activities of the Servicer during the preceding calendar year and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and
(ii)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such year.

GE CAPITAL GLOBAL HOLDINGS, LLC

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Senior Managing Director, Capital Markets
and an authorized officer of the Servicer